Exhibit 99.CODEETH

USAA MUTUAL FUNDS TRUST

CODE OF CONDUCT
FOR PRINCIPAL EXECUTIVE OFFICER
AND PRINCIPAL FINANCIAL OFFICER

I.	Covered Officers/Purpose of the Code

A.       This Code of Conduct (the “Code”) applies to the Principal Executive Officer and Principal Financial Officer of USAA Mutual Funds Trust (the Trust or the Funds) as detailed in in Exhibit A, for the purpose of promoting:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

3.	Compliance with applicable laws and governmental rules and regulations;

4.	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

5.	Accountability for adherence to the Code.

B.       Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Any Actual or Apparent Conflicts of Interest

A.	Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest that could arise out of the relationships between Covered Officers and the Trust already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust and its investment adviser’s compliance program and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise or result from the contractual relationship between the Trust and the investment adviser and the administrator, whose officers or employees also serve as Covered Officers. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the adviser or the administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser, the administrator and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the adviser, the administrator and the Trust and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust’s Board of Trustees (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act or the Investment Advisers Act. Section C describes the types of conflicts of interest that are covered under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

B.	Obligations of Covered Officers. Each Covered Officer must:

1.	Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

2.	Not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

3.	Report at least annually outside business affiliations or other relationships (e.g., officer, director, governor, trustee, part-time employment) other than his or her relationship to the Trust, the investment adviser and the administrator.

C.       Conflicts of interest. When a Covered Person becomes aware of a situation that could involve a conflict of interest, or that could reasonably be considered an appearance of a conflict of interest, the Covered Person should disclose this matter to the Chief Compliance Officer. For purposes of this Code, the Chief Compliance Officer shall be the Chief Compliance Officer of the Trust. Examples of these include:

1.	Service as a director on the board of any public or private company;

2.	The receipt, as an officer of the Trust, of any gift in excess of $100;

3.	The receipt of any entertainment from any company with which the Trust has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

4.	Any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than their investment adviser, principal underwriter, administrator or any affiliated person thereof;

5.	A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

D.       Conflicts of interest not specifically enumerated. It is impractical to attempt to list in this Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any concerns, questions or doubts, a Covered Officer should consult with the Chief Compliance Officer before engaging in such transaction or investment or pursuing such interest or activity. The Chief Compliance Officer shall review the facts and circumstances of the actual or potential conflict of interest in accordance with Section IV of these Procedures.

III.	Disclosure and Compliance

A.       Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust.

B.       Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s Trustees and auditors, and to governmental regulators and self-regulatory organizations.

C.       Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust, the adviser and the administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust file with, or submit to, the SEC and in other public communications made by the Trust.

D.       It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

A.	Responsibilities and conduct. Each Covered Officer must:

1.	Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the appropriate Board that he or she has received, read, and understands the Code;

2.	Annually thereafter affirm to the appropriate Board that he or she has complied with the requirements of the Code;

3.	Not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

4.	Notify the Chief Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

B.       Chief Compliance Officer. The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Based on its review, the Chief Compliance Officer shall advise the Covered Officer that the proposed transaction, investment, interest or activity: (i) would not violate this Code; (ii) would not violate this Code only if conducted in a particular manner and/or subject to certain conditions or safeguards; or (iii) would violate the Code and is, therefore, prohibited.

C.       Waivers. A Covered Officer may request a waiver from a provision of this Code if there is a reasonable likelihood that a contemplated action would not involve an actual conflict of interest that this Code is designed to prevent. The Audit and Compliance Committee of the Board (the “Committee”) shall review and act upon any request for a waiver from any provision of the Code. The Committee shall disclose any waiver from a provision of the Code to the extent required by SEC rules or any other policy of the Trust or VCM.

D.       Enforcing the Code of Conduct. The Trust will adhere to the following procedures in investigating and enforcing this Code:

1.	The Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her;

2.	If, after such investigation, the Chief Compliance Officer believes that no violation has occurred, no further action is required;

3.	Any matter that the Chief Compliance Officer believes is a violation shall be reported to the Committee; and

4.	If the Committee concurs that a violation has occurred, it will inform the Board and make a recommendation of appropriate courses of action. The Board will consider and take appropriate action regarding the violation. The Board may among other things, notify VCM, the Trust’s administrator, or their Boards of Directors; recommend the assessment of a monetary penalty against the Covered Person; issue a formal written reprimand to, or recommend the dismissal of, the Covered Officer; require additional training by the violator; or recommend modifications to the Trust’s policies and procedures.

V.	Other Policies and Procedures

This Code shall be the sole code of conduct adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies relating to that section. Insofar as other policies or procedures of the Trust, the Trust’s investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Codes of Ethics under Rule 17j-1 under the Investment Company Act, and any insider trading policies are separate policies of the Trust, VCM, any sub-adviser or the principal underwriter that apply to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) (the “Independent Trustees”). Any changes to this Code will, to the extent required, will be disclosed as provided by SEC rules.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than officers and Trustees of the Trust, the Trust’s investment adviser, administrator or sub-administrator, counsel to the Trust or counsel to the Independent Trustees.

VIII.	Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Adopted:	July 1, 2019 (USAA Funds)

Amended:	N/A

Exhibit A

Persons Covered by this Code of Conduct

USAA Mutual Funds Trust

Principal Executive Officer: Christopher K. Dyer, President

Principal Financial Officer: James De Vries, Treasurer

As of July 1, 2019

Exhibit B

Acknowledgement

Pursuant to the requirements of the Code of Conduct adopted by USAA Mutual Funds Trust (the Trust or the Funds), I hereby acknowledge and affirm that I have received, read and understand the Code and agree to adhere to and abide by the letter and spirit of its provisions.

Signature:	/s/ Christopher K. Dyer

Print Name:	Christopher K. Dyer

Date:	7/06/2021

Exhibit B

Acknowledgement

Pursuant to the requirements of the Code of Conduct adopted by USAA Mutual Funds Trust (the Trust or the Funds), I hereby acknowledge and affirm that I have received, read and understand the Code and agree to adhere to and abide by the letter and spirit of its provisions.

Signature:	/s/ James De Vries

Print Name:	James De Vries

Date:	7/06/2021

Exhibit C

Annual Certification

Pursuant to the requirements of the Code of Conduct adopted by USAA Mutual Funds Trust (the Trust or the Funds), I hereby acknowledge and affirm that since the date of the last annual certification given pursuant to the Code, I have complied with all requirements of the Code.

Signature:	/s/ Christopher K. Dyer

Print Name:	Christopher K. Dyer

Date:	7/06/2021

Exhibit C

Annual Certification

Pursuant to the requirements of the Code of Conduct adopted by USAA Mutual Funds Trust (the Trust or the Funds), I hereby acknowledge and affirm that since the date of the last annual certification given pursuant to the Code, I have complied with all requirements of the Code.

Signature:	/s/ James De Vries

Print Name:	James De Vries

Date:	7/06/2021